Exhibit 10.45

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of the 19h day of October, 2010, by and between Tier Technologies, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Atul Garg (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as its Senior Vice President, Product Management, and to enter into an employment agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive, intending to be legally bound, agree as follows:

1.	Definitions.

(a)  “Base Salary” shall mean the Executive’s base salary as determined in accordance with Section 4 below, including any applicable increases.

(b)  “Board” shall mean the Board of Directors of the Company.

(c)  “Cause” shall mean a finding by the Company of:

(i)	a conviction of the Executive of, or a plea of guilty or nolo contendere by the Executive to, any felony;

(ii)	an intentional violation by the Executive of federal or state securities laws;

(iii)	willful misconduct or gross negligence by the Executive that has or is reasonably likely to have a material adverse effect on the Company;

(iv)	a failure of the Executive to perform in any material respect his reasonably assigned duties for the Company that has or is reasonably likely to have a material adverse effect on the Company;

(v)	a material violation by the Executive of any material provision of the Company’s Business Code of Conduct (or successor policies on similar topics) or any other applicable policies in place;

(vi)	a violation by the Executive of any provision of the Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement (“NDA”) attached hereto as Exhibit A; or

(vii)	fraud, embezzlement, theft or dishonesty by the Executive against the Company,

provided that no finding of Cause shall be made pursuant to subsections (ii), (iii), (iv), (v), (vi) or (vii) hereof unless the Company has provided the Executive with written notice in accordance with Section 22 below stating with specificity the facts and circumstances underlying the allegations of Cause and the Executive has failed to cure such violation, if curable, within thirty (30) calendar days of receipt thereof.  The Board shall determine whether a violation is curable and/or cured in its reasonable discretion.

(d)  “Change in Control” shall occur upon:

(i)
any person, entity or affiliated group becoming the beneficial owner or owners of more than fifty percent (50%) of the outstanding equity securities of the Company, or otherwise becoming entitled to vote shares representing more than fifty percent (50%) of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (the “Voting Securities”);

(ii)
a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders immediately after such transaction or series of related transactions of more than fifty percent (50%) of the Voting Securities of the entity surviving such transaction or series of related transactions;

(iii)	the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

(iv)	the dissolution or liquidation of the Company; or

(v)
the date on which (i) the Company consummates a “going private” transaction pursuant to Section 13 and Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) no longer has a class of equity security registered under the Exchange Act.

(e)   “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f)   “Compensation Committee” shall mean the Compensation Committee of the Board or another committee of the Board that performs the functions typically associated with a compensation committee.

(g)  “Date of Termination” shall mean (i) if the Executive’s employment is terminated by reason of his death, the date of his death, or (ii) if the Executive’s employment is terminated pursuant to any other section, the prospective date specified in the written notice provided in accordance with Section 22 below.

(h)  “Disability” shall mean, for purposes of this Agreement, the Executive’s inability to substantially perform his duties and responsibilities as determined by a qualified physician under this Agreement for a period of six (6) consecutive months due to a physical or mental disability, as the term “physical or mental disability” is defined in the Company’s long-term disability insurance plan then in effect (or would be so found if the Executive applied for coverage or benefits under such plan).

(i)  “Effective Date” shall mean November 1, 2010.

(j)  “Good Reason” shall mean, without the Executive’s prior written consent, the occurrence of any of the following events or actions, provided that no finding of Good Reason shall be made pursuant to subsections (ii) or (iv) hereof unless the Executive has provided the Company with written notice in accordance with Section 22 below within ninety (90) days after the occurrence of such event or action stating with specificity the facts and circumstances underlying the allegations of Good Reason and the Company has failed to cure such violation within thirty (30) calendar days of receipt thereof:

(i)	any reduction in the Executive’s Base Salary or a reduction in the minimum bonus opportunity below fifty percent (50%) of Base Salary;

(ii)
any material reduction in the Executive’s position and reporting status (defined as reporting directly to the Chief Executive Officer of the Company or equivalent position), or any  material diminution in the nature and scope of the Executive’s duties, responsibilities, powers or authorities consistent with those immediately following commencement of employment by the Executive with the Company or the assignment of duties and responsibilities materially inconsistent with Executive’s position of Senior Vice President, Product Management; or

(iii)	a material breach by the Company of any material provision of this Agreement.

(k)   “Term of Employment” shall mean the period specified in Section 2 below, as such period may be extended.

2.	Term of Employment.

The Company seeks to employ the Executive, and the Executive hereby accepts such employment, for the period commencing on the Effective Date and ending on the first anniversary of the Effective Date (“Date of Termination”), subject to earlier termination of the Term of Employment in accordance with the terms of this Agreement.

3.	Position, Duties and Responsibilities.

As of the Effective Date, the Executive shall be employed as the Senior Vice President, Product Management of the Company or in such other reasonably comparable position as the Chief Executive Officer of the Company (the “Chief Executive Officer”) may determine from time to time.  In this capacity, the Executive shall be assigned such duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Executive Officer shall from time to time reasonably assign to him.  The Executive shall serve the Company faithfully, conscientiously, and to the best of the Executive’s ability and shall promote the interests and reputation of the Company.  The Executive shall devote all of the Executive’s time, attention, knowledge, energy and skills during normal working hours, and at such other times as the Executive’s duties may reasonably require, to the duties of the Executive’s employment; provided, however, that the Executive may (a) serve on civic or charitable boards or committees; or (b) with the approval of the Chief Executive Officer or the Board, serve on corporate boards or committees.  The Executive shall report to the Chief Executive Officer in carrying out his duties and responsibilities under this Agreement.  The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time.

4.	Base Salary.

As of the Effective Date, the Executive shall be paid an annualized Base Salary of Two Hundred Twenty Five Thousand dollars ($225,000) for the one-year period commencing on the Effective Date, payable in accordance with the regular payroll practices of the Company.  Any increase to the Base Salary is to be determined by the Compensation Committee, in consultation with the Chief Executive Officer, subject to the Company’s standard performance and compensation review process and schedule.

5.  Relocation Allowance.

  The Company will reimburse the Executive for reasonable relocation expenses, in an amount not to exceed $50,000, incurred by the Executive in moving his immediate family from the Oak Brook, Illinois, area to the Reston area.  For the avoidance of doubt, this allowance may be used to defray any costs reasonably related to the relocation, including house hunting trips, moving expenses, real estate commissions related to the sale of his current residence and costs associated with closing on a new residence.  In addition, during and up to the first 12 months of the Employment Period, the Company will pay or reimburse the Executive for reasonable and documented expenses for housing, meals and transportation while working at the Company’s corporate headquarters during the time that the Executive’s residence is maintained outside of 50 miles of the Company’s corporate headquarters.  Any payments of expenses provided in this Section 5(c) will be paid in accordance with Section 9, provided that any taxable reimbursements for expenses incurred in 2010 or 2011 will be paid to the Executive on the later of the first business day in 2011 or 30 days after the submission of appropriate documentation (but not later than September 1, 2011).

6.	Incentive Compensation Arrangements.

During the Term of Employment, the Executive shall be entitled to participate in any Company incentive compensation plans, programs and/or arrangements applicable to senior-level executives as establihed and modified from time to time by the Compensation Committee, in consultation with the Chief Executive Officer, pro-rated in the year of hire, as and from the Effective Date to September 30, 2011. (For the avoidance of doubt, the Company may choose not to pay if applicable performance goals are not met.)

In no event shall the annual incentive opportunity effective for the Executive be less than fifty percent (50%) of the Executive’s Base Salary to a maximum annual incentive opportunity of seventy-five percent (75%) of the Executive’s Base Salary, assuming satisfaction of applicable performance goals. The Company commits to paying the Executive a signing-on bonus of Fifty Thousand dollars ($50,000) gross (“Signing on Payment”) within thirty (30) calendar days of the Effective Date, to be paid in accordance with standard payroll practices, subject to standard withholdings and deductions. Signing on Payment is contingent upon the Executive completing twelve (12) consecutive months of service from the Effective Date, with a pro-rated repayment due the Company for termination for cause or voluntary resignation within that period, to specifically allow for the withholding of any amount due the Company from the Executive’s final pay.

7.	Equity Compensation Programs.

During the Term of Employment, the Executive shall be entitled to participate in any equity-based plans, programs or arrangements applicable to senior-level executives as established and modified from time to time by the Chief Executive Officer or the Board in their sole discretion, to the extent that the Executive is eligible under (and subject to the provisions of) the plan documents governing those programs.

Subject to approval by the Compensation Committee, the Executive will be granted stock options for two hundred thousand (200,000) shares, subject to the provisions of Tier’s Incentive Stock Option Plan.  Options are typically issued during the first week of the calendar quarter following the date of hire and are priced according to the market price at close of business on the last business day prior to the date of the grant.  Options vest over four years with 25% of the total grant vesting after completion of each 12-month period from the original date of issuance. The option grant agreement and related documentation will be sent to the Executive within 30 days following the grant date.

8.	Employee Benefit Programs.

During the Term of Employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements applicable to senior-level executives, to the extent that the Executive is eligible under (and subject to the provisions of) the plan documents governing those programs.

9.	Reimbursement of Business & Relocation Expenses.

The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request; provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Chief Executive Officer or the Board.  Payments with respect to reimbursements of expenses will be made in the ordinary course in accordance with the Company's procedures.

10.	Perquisites.

        During the Term of Employment, the Executive shall be entitled to participate in the Company’s executive fringe benefit programs (if any) applicable to the Company’s senior-level executives in accordance with the terms and conditions of such programs as in effect from time to time, to the extent that the Executive is eligible under (and subject to the provisions of) the plan documents governing those programs.

11.	Paid Time Off.

The Executive shall be entitled to twenty four (24) days of paid time off per calendar year, prorated during the calendar year in which the Executive is initially hired and the calendar year in which the Executive’s employment terminates, to be taken at such times as may be approved by the Chief Executive Officer. Carry forward on unused paid time off shall be subject to the Company’s standard paid time off policy, which allows for a maximum carry forward of one hundred and twenty five (125%) of Executive’s maximum paid time off accrual.

12.	Termination of Employment.

(a)  Termination of Employment by the Company for Disability or Termination of Employment by Death.  Upon a termination of the Executive’s employment by the Company for Disability or a termination of the Executive’s employment by reason of the Executive’s death, the Executive or his estate and/or beneficiaries, as the case may be, shall be entitled to the following amounts, payable on the business day coinciding with or next following the thirtieth (30th) calendar day following such termination, subject to the provisions of Section 23 below and excluding the payments under clause (iv) below (which will be paid as premiums are due):

(i)	Base Salary earned but not paid prior to the Date of Termination and any accrued prior year bonus not paid prior to such date;

(ii)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 8, 9, 10, or 11 above prior to the Date of Termination;

  (iii)  one-half (1/2) times the Base Salary in effect on the Date of Termination;

(iv)	payment by the Company of the premiums for the Executive and any covered beneficiary of the Executive’s coverage under COBRA health continuation benefits over the six (6) month period immediately following the date of death or Disability, assuming such individual elects and remains eligible for such coverage; and

(v)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

The Company must provide written notice to the Executive in accordance with Section 22 below upon a termination of the Executive’s employment for Disability.

(b)  Termination of Employment by the Company for Cause or by the Executive.  Upon a termination of the Executive’s employment by the Company for Cause or a termination of the Executive’s employment by the Executive (except as provided in Section 12(e)), the Executive shall be entitled to the following:

(i)	Base Salary earned but not paid prior to the Date of Termination and any accrued prior year bonus not paid prior to such date;

(ii)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 8, 9, 10, or 11 above prior to the Date of Termination; and

(iii)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

The Executive must provide written notice to the Company in accordance with Section 22 below at least fourteen (14) calendar days prior to the actual Date of Termination upon a termination of the Executive’s employment by the Executive.  A termination by the Company for Cause must be made as set forth herein.

(c)  Termination of Employment by the Company Without Cause or by the Executive With Good Reason.  Upon a termination of the Executive’s employment by the Company without Cause or by the Executive with Good Reason, other than under the circumstances described in Section 12(d), the Executive shall be entitled to the following amounts, payable on the business day coinciding with or next following the thirtieth (30th) calendar day following such termination, subject to the provisions of Section 24 below and excluding the payments under clause (v) below (which will be paid as premiums are due):

(i)	Base Salary earned but not paid prior to the Date of Termination and any accrued prior year bonus not paid prior to such date;

(ii)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 8, 9, 10, or 11 above prior to the Date of Termination;

(iii)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company;

(iv)	one half (1/2) times the Base Salary in effect on the Date of Termination; and

(v)
payment by the Company of the premiums for the Executive’s and any covered beneficiary’s coverage under COBRA health continuation benefits over the six (6) months period immediately following the Date of Termination, assuming such individuals elect and remain eligible for such coverage;

provided that the Executive must execute and not revoke a severance agreement and release of claims drafted by and reasonably satisfactory to the Company (the “Severance Agreement”) to be eligible for the payments in Sections 12(c)(iv) and (v) herein, which will contain a full release of the Company (other than for exceptions specified therein).  The Company must provide written notice to the Executive in accordance with Section 22 below upon a termination of the Executive’s employment without Cause.

(d)  Termination of Employment by the Company after a Change in Control.  Upon a termination of the Executive’s employment by the Company without Cause within one (1) year after a Change in Control, the Executive shall be entitled to the following amounts, payable on the business day coinciding with or next following the thirtieth (30th) calendar day following such termination, subject to the provisions of Section 24 below, and excluding the payments under clause (vii) below (which will be paid as premiums are due):

(i)	Base Salary earned but not paid prior to the Date of Termination and any accrued prior year bonus not paid prior to such date;

(ii)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 8, 9, 10, or 11 above prior to the Date of Termination;

(iii)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company;

(iv)	one (1) times the sum of the Base Salary in effect on the Date of Termination;

(v)	immediate vesting of options that would have vested within twelve (12) months following the effective date of termination of Executive’s employment; and

(vi)
payment by the Company of the premiums for the Executive’s and any covered beneficiary’s coverage under COBRA health continuation benefits over the twelve (12) month period immediately following the Date of Termination, assuming such individuals elect and remain eligible for such coverage;

provided that the Executive must execute and not revoke the Severance Agreement (with the conditions contained in the proviso to Section 12(c)) to be eligible for the payments in Sections 12(d)(iv) through (vii) herein.  The Company must provide written notice to the Executive in accordance with Section 22 below upon a termination of the Executive’s employment without Cause.

         (e)  Resignation for Good Reason by the Executive due to a Change in Control.  The Executive may terminate his employment for Good Reason in a manner consistent with the definition of Good Reason within one (1) year after a Change in Control, in which event the Executive shall be entitled to the payments in and subject to the conditions of Section 12(d) and the provisions of Section 24.  The Executive must provide written notice to the Company of a proposed resignation for Good Reason in accordance with Section 22 below and must actually resign under this provision no later than the six month anniversary of the date he or she specifies as that of the adverse event or action.

13.	Proprietary and Confidential Information Agreement.

The Executive shall execute, simultaneously with the execution of this Agreement or otherwise upon the Company’s request, the NDA (Exhibit B).

14.	Assignability; Binding Nature.

This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or that may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him or her.

15.	Representation.

The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement.  The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney.  The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

In addition, the Company agrees that, if a dispute arises that concerns this Agreement, the Proprietary and Confidential Information Agreement, or the Severance Agreement and the Executive is the prevailing party in the dispute, he shall be entitled to recover all of his reasonable attorney’s fees and expenses incurred in connection with the dispute. For this purpose, the Executive will be the “prevailing party” if he is successful on any significant substantive issue in the action and achieves either a judgment in his favor or some other affirmative recovery.

16.	Entire Agreement.

This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, with respect thereto, including, without limitation.

17.	Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company.  No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

18.	Withholding.

The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

19.	Severability.

In the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining parts, terms or provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

20.	Survivorship.

The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to preserve such rights and obligations.

21.	Governing Law; Jurisdiction; Dispute Resolution.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (without reference to the conflict of laws provisions thereof).  In case of any controversy or claim arising out of or related to this Agreement or relating to the Executive’s employment (including but not limited to claims relating to employment discrimination), except as expressly excluded herein, each party to this Agreement agrees to give the other party notice of non-compliance with this Agreement and ten (10) days to cure.  Should resolution of any controversy or claim not be reached following provision of notice and a reasonable opportunity to cure, then the dispute shall be settled by arbitration, under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (the “National Rules”).  A single arbitrator shall be selected in accordance with the National Rules, and the costs of such arbitration shall be shared equally between the parties, except to the extent expressly set forth in Section 14 above.  Any claim or controversy not submitted to arbitration in accordance with this Section 20 (other than as provided under the NDA) shall be waived, and thereafter no arbitrator, arbitration panel, tribunal, or court shall have the power to rule or make any award on any such claim or controversy.  In determining a claim or controversy under this Agreement and in making an award, the arbitrator must consider the terms and provisions of this Agreement, as well as all applicable federal, state, or local laws.  The award rendered in any arbitration proceeding held under this Section 20 shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof.   Claims for

workers’ compensation or unemployment compensation benefits are not covered by this Section 20.  Without limiting the provisions of this Section 20, the Company and the Executive agree that the decision as to whether a party is the prevailing party in an arbitration, or a legal proceeding that is commenced in connection therewith will be made in the sole discretion of the arbitrator or, if applicable, the court and the arbitrator or court may award reasonable attorneys’ fees, costs and expenses, except to the extent expressly to the contrary in Section 14 above.  The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

22.	Notices.

All notices shall be in writing, shall be sent to the following addresses listed below using a reputable overnight express delivery service and shall be deemed to be received one (1) calendar day after mailing.

If to the Company:	11130 Sunrise Valley Drive
3rd Floor
Reston, Virginia 20191
Attention: Director, Human Resources

with a copy to: The Chief Executive Office

If to the Executive:	At his current or last known residential address

Any notice of termination must include a Date of Termination in accordance with the relevant provisions of this Agreement.

23.	Headings.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

24.	Compliance with Code Section 409A.

To the extent any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) as determined by Tier in accordance with its procedures, by which determination the Executive agrees that he is bound, such payment, compensation or other benefit shall not be paid before the day that is six (6) months plus one (1) day after the Executive’s separation from service as determined under Section 409A (the “New Payment Date’’).  The aggregate of any payments that otherwise would have been paid to the Executive during the period between the separation from service and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date.

Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.  In any event, the Company makes no representations or warranty and shall have no liability to the Executive or any other person, other than with respect to payments made by Tier in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

25.	Counterparts.

       This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument.  Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.

Signatures on Page Following

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

TIER TECHNOLOGIES, INC.

By:	/s/ Alex P. Hart
Name: Alex P. Hart
Title: Chief Executive Officer

THE EXECUTIVE

/s/ Atul Garg
Atul Garg